Exhibit 99.1

NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT or DAVID A. MEINERT, EVP & CFO

Date: OCTOBER 20, 2006

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS HIGHER THIRD QUARTER 2006 EARNINGS,

DECLARES FOURTH QUARTER DIVIDEND

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. announced that the Company earned $1,446,000, or $.40 basic earnings per share, for the third quarter of 2006. Net income for the third quarter of 2006 increased 22 percent compared with $1,181,000, or $.31 basic earnings per share, for the third quarter of 2005. Diluted earnings per share were $.38 for the third quarter of 2006 compared with $.31 for the third quarter of 2005. The Company reported net income of $5,020,000 for the first nine months of 2006, a 13 percent increase from the first nine months of 2005. Basic earnings per share increased $.18 to $1.36 for the first nine months of 2006 compared to $1.18 for the first nine months of 2005. Diluted earnings per share were $1.33 for the first nine months of 2006 compared to $1.16 per share for the nine months ended September 30, 2005.

At its meeting on October 19, 2006, the board of directors declared a cash dividend of $.18 per share payable to shareholders of record as of December 1, 2006. The dividend will be paid on December 15, 2006. The cash dividend of $.18 per share is consistent with the amount paid in the third quarter of 2006 and is $.01 greater than the $.17 per share paid in the third quarter of 2005.

On January 6, 2006, the Company received the proceeds from the recovery of an agricultural loan that had been charged off in 2001. These proceeds included a loan principal recovery of $901,000 that was credited to the allowance for loan losses, $364,000 in waived interest that was credited to interest income on loans, and $50,000 credited to non-interest income for the reimbursement of attorney fees incurred by the Company in 2001. The interest income and fees recovered contributed $.07 to earnings per share in the first nine months of 2006.

Return on average assets for the Company was .82 percent for the third quarter of 2006 compared with .71 percent in the third quarter of 2005. Year-to-date return on average assets was .97 percent compared to .92 percent last year. The return on average shareholders' equity for the third quarter of 2006 improved to 9.49 percent from 8.03 percent for the quarter ended September 30, 2005. Year-to-date return on average equity was 11.19 percent in 2006, versus 10.24 percent in the first nine months of 2005.

The Company's net interest income for the third quarter of 2006 was $558,000, or 10 percent, higher in comparison to the quarter ended September 30, 2005. Net interest income for the first nine months of 2006 was $882,000 greater than the nine months ended September 30, 2005 due in part to the additional interest income on the previously charged-off loan. Net interest margin increased to 3.92 percent for the third quarter of 2006 compared to 3.80 percent for the quarter ended September 30, 2005. The Company's net interest margin for the first nine months of 2006 was 4.13 percent versus 4.14 percent for the nine months ended September 30, 2005. The Company's net interest margin increased for the third quarter of 2006 compared to the same period in 2005 primarily due to the higher yields on the loan pool participations.

Total assets of the Company increased 6 percent to $719,094,000 at September 30, 2006 from $676,332,000 on December 31, 2005. Total assets increased $61,330,000, due to increased loan volumes, when comparing September 30, 2006 with the September 30, 2005 total of $657,764,000. Total deposits at September 30, 2006 were $524,532,000 versus $505,245,000 on December 31, 2005 and $482,149,000 at September 30, 2005.

The Company's total loans increased 13 percent at September 30, 2006 to $489,164,000 compared with the year-end 2005 balance of $433,437,000. Loans increased $65,724,000, or 16 percent, in comparison with the September 30, 2005 total of $423,440,000. Growth in loans has come primarily from the Waterloo/Cedar Falls, Iowa market and from the Quad Cities area market. The Company opened its newest office location in Davenport, Iowa in January 2006. Total loans as a percentage of deposits were 93.3 percent on September 30, 2006, compared with 85.8 percent at December 31, 2005 and 87.8 percent on September 30, 2005.

Loan pool participations totaled $92,450,000 on September 30, 2006 compared with $103,570,000 on December 31, 2005 and $96,379,000 on September 30, 2005. The reduction from the December 31, 2005 balance is due to collections during the first nine months of 2006. The Company successfully bid on loan pool participations with a purchase cost of $21,150,000 in 2006 compared to loan pool participation purchases totaling $22,237,000 in 2005.

Non-performing loans (excluding loan pool participations) at September 30, 2006 rose to $4,094,000 compared with $3,352,000 on December 31, 2005 but declined compared to $7,467,000 at September 30, 2005. The increase in non-performing loans from the December 31, 2005 balance was primarily due to one commercial credit line totaling $1,677,000 that went over 90 days past due during 2006. Management is currently working with the borrower to restructure this credit in the fourth quarter of 2006. At September 30, 2006, non-performing loans were .84 percent of total loans compared with .77 percent of total loans on December 31, 2005 and 1.76 percent at September 30, 2005. Other real estate owned at September 30, 2006 decreased to $180,000 from the year-end 2005 total of $2,473,000. During 2006, the Company reduced other real estate owned through the sale of a truck stop/convenience store complex that was in the process of foreclosure. This loan was in non-performing loans as of September 30, 2005. The amount carried in other real estate owned related to this complex was $2,250,000 as of December 31, 2005. The Company did not incur any gain or loss as a result of this sale. Other real estate owned represents property held by the Company following foreclosure and is recorded at its estimated fair value.

The Company's provision for loan losses totaled $90,000 for the quarter and nine months ended September 30, 2006. The Company did not record a provision for loan losses in the first half of 2006 due to the January recovery of the prior year loan charged off as discussed previously. During the third quarter of 2005, the Company's provision for loan losses totaled $76,000 and for the first nine months of 2005, the provision for loan losses was $375,000. The Company recorded no net loan charge-offs during the quarter ended September 30, 2006 compared to $1,000 in the third quarter of 2005. During the first nine months of 2006, the Company charged off loans totaling $389,000 and recognized recoveries of loans previously charged off totaling $1,057,000, which resulted in net loan recoveries of $668,000. This compares to net loans charged off of $164,000 for the nine months ended September 30, 2005. At September 30, 2006, the Company's allowance for loan losses was $5,769,000, which was 1.18 percent of total loans. The allowance for loan losses was $5,011,000, or 1.16 percent of total loans at December 31, 2005, and was $4,956,000 at September 30, 2005, which was 1.17 percent of total loans.

Non-interest income increased $170,000, or 15 percent, for the quarter ended September 30, 2006 compared with the third quarter of 2005. Non-interest income increased $1,126,000, or 35 percent, for the nine months ended September 30, 2006 compared to the first nine months of 2005. Deposit service charges, brokerage fees, insurance commissions, secondary market mortgage origination fees and other operating income all increased in the third quarter and first nine months of 2006, compared with the same periods in 2005. Deposit service charges increased $103,000 for the third quarter and $420,000 for the first nine months of 2006 compared to the same periods of 2005 due to higher non-sufficient funds charges collected subsequent to the implementation of an overdraft protection plan late in 2005. Brokerage fees increased $88,000 and $337,000 for the quarter and nine months ended September 30, 2006 as a result of additional sales activity compared to the previous year periods. Cook & Son Agency, Inc. was acquired in September 2005, with property and casualty insurance commission revenue contributing $113,000 and $444,000 to the increase in non-interest income for the third quarter and first nine months of 2006. The Company recognized security losses of $86,000 from sales in the third quarter of 2006 and losses of $212,000 for the first nine months of 2006. This compares to security gains from sales of $82,000 and $28,000 for the quarter and nine months ended September 30, 2005, respectively.

Non-interest expense increased $343,000, or 7 percent, in the third quarter of 2006, compared with the third quarter of 2005. Non-interest expense increased $1,493,000, or 10 percent, for the nine months ended September 30, 2006 compared to the first nine months of 2005. Most of the increase in non-interest expense is attributable to salaries and employee benefit costs. The Company has increased its number of employees with the new Davenport office and the addition of the insurance subsidiary in September 2005, which resulted in higher personnel costs. Other operating expense also was higher, primarily due to expenses related to merging the four bank charters into one bank.

Effective January 1, 2006, the Company consolidated its four subsidiary banks into one charter known as MidWestOne Bank, with headquarters in Oskaloosa, Iowa. All the banks' existing offices were retained. Management believes that the consolidation offers added benefits and conveniences to the bank's customers as well as improving operating efficiencies for the Company in the long-term.

The Company's board of directors approved a stock repurchase program on April 28, 2006 that allowed management to repurchase up to $2,000,000 of the outstanding shares through December 31, 2006. Following this announcement, management has repurchased 60,500 shares on the open market totaling $1,171,675 through September 30, 2006.

The Company has submitted an application to the Iowa Division of Banking to open a new office in the Cedar Falls/Waterloo market. Upon regulatory approval, construction will begin on the 7,000 square foot facility located in a new 600 acre mixed use development in Cedar Falls, Iowa. Construction is expected to be complete by mid-year 2007. In early 2007, the Company's Davenport office will move from its temporary location to a permanent facility in downtown Davenport. The Company has purchased the former Northwest Bank & Trust Co. first floor space at Second and Brady.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiary is MidWestOne Bank with office locations in Oskaloosa, Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello and Waterloo, Iowa. MidWestOne Investment Services, Inc. provides retail brokerage and financial planning services throughout the banking offices of the Company. Cook & Son Agency, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the Nasdaq Global Market under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	Quarter Ended		Nine Months Ended
(in thousands, except share & per share data)	September 30,		September 30,
	2006	2005	2006	2005
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 9,584	$ 7,533	$ 27,284	$ 21,952
Interest income and discount on loan pool participations	2,342	2,159	7,134	7,498
Total interest income	11,926	9,692	34,418	29,450
Total interest expense	5,630	3,954	15,134	11,048
Net interest income	6,296	5,738	19,284	18,402
Provision for loan losses	90	76	90	375
Noninterest income	1,326	1,156	4,367	3,241
Noninterest expense	5,390	5,047	16,039	14,546
Income before tax	2,142	1,771	7,522	6,722
Income tax expense	696	590	2,502	2,280
Net income	$ 1,446	$ 1,181	$ 5,020	$ 4,442

Per Share Data:
Net income - basic	$0.40	$0.31	$1.36	$1.18
Net income - diluted	$0.38	$0.31	$1.33	$1.16
Dividends declared	$0.18	$0.17	$0.53	$0.51
Weighted average shares outstanding	3,687,039	3,738,178	3,698,547	3,755,507
Weighted average diluted shares outstanding	3,757,822	3,817,361	3,767,884	3,838,893

Performance Ratios:
Return on average assets	0.82%	0.71%	0.97%	0.92%
Return on average equity	9.49%	8.03%	11.19%	10.24%
Net interest margin (FTE)	3.92%	3.80%	4.13%	4.14%
Net loan (recoveries) charge-offs/average loans	0.00%	0.00%	(0.19%)	0.05%

		September 30,		December 31,
		2006	2005	2005
Selected Balance Sheet Data - At Period End:
Balances:
Total assets		$ 719,094	$ 657,764	$ 676,332
Loans, net of unearned income		489,164	423,440	433,437
Allowance for loan losses		5,769	4,956	5,011
Loan pool participations		92,450	96,379	103,570
Total deposits		524,532	482,149	505,245
Total shareholders' equity		61,044	58,107	58,386

Per Share Data:
Book value		$16.61	$15.59	$15.77
Tangible book value		$12.64	$11.63	$11.77
Common shares outstanding		3,675,066	3,726,002	3,701,387

Financial Ratios:
Total shareholders' equity/total assets		8.49%	8.83%	8.63%
Total loans/total deposits		93.26%	87.82%	85.79%
Nonperforming loans/total loans		0.84%	1.76%	0.77%
Allowance for loan losses/total loans		1.18%	1.17%	1.16%
Allowance for loan losses/nonperforming loans		140.90%	66.37%	149.47%